EXHIBIT 99.1
NEOSE TECHNOLOGIES REPORTS 2005 YEAR END FINANCIAL RESULTS AND PROVIDES 2006 GUIDANCE
HORSHAM, PA, March 7, 2006 — Neose Technologies, Inc. (NasdaqNM: NTEC) today announced financial results for the year and fourth quarter ended December 31, 2005.
For the year ended December 31, 2005, the Company reported a net loss of $51.8 million, or $1.64 per basic and diluted share, compared to a net loss of $41.6 million, or $1.82 per basic and diluted share, for the same period in 2004. The Company’s net loss for the year ended December 31, 2005 included $14.2 million of charges related to our restructuring of operations announced in August 2005. The restructuring charges consisted of $13.2 million of non-cash property and equipment impairment charges and $1.0 million of employee severance and facility closure costs.
For the quarter ended December 31, 2005, the Company reported a net loss of $7.7 million, or $0.23 per basic and diluted share, compared to a net loss of $11.0 million, or $0.44 per basic and diluted share, for the same period in 2004.
Revenues were $6.1 million for the year ended December 31, 2005, compared to $5.1 million for the same period in 2004. The increase in revenues for 2005 was primarily due to revenues recognized under the Company’s collaborations with BioGeneriX. Revenues for the fourth quarter of 2005 were $1.9 million, compared to $1.5 million for the fourth quarter of 2004. The increase in revenues for the 2005 period was due to revenues recognized under the Company’s collaborations with Novo Nordisk and BioGeneriX.
Research and development expenses for the year ended December 31, 2005 were $33.1 million, compared to $34.7 million in 2004. For the fourth quarter of 2005, research and development expenses were $7.0 million, compared to $9.7 million for the same period in 2004. These decreases were primarily due to the reduction in headcount and operational costs resulting from the Company’s August 2005 restructuring.
General and administrative expenses were $10.9 million for the year ended December 31, 2005, compared to $11.7 million for the same period in 2004. For the fourth quarter of 2005, general and administrative expenses were $2.4 million, compared to $2.7 million for the same period in 2004. These decreases were primarily due to reduced salaries, consulting, and depreciation expenses.

NEOSE TECHNOLOGIES, INC.	Page 2
The Company ended 2005 with $37.7 million in cash and cash equivalents. During 2006, the Company anticipates average quarterly spending of approximately $8.0 million to $8.5 million to fund its operating activities, capital expenditures, and debt repayments, without giving effect to the impact of entering into any new collaborative agreements or disposing of the Company’s current headquarters and manufacturing facility.
Conference Call
The Company will host a conference call at 5:00 p.m. (ET) on March 7, 2006, to discuss the fourth quarter financial results and update investors on company developments. The dial-in number for domestic callers is (800) 967-7134. The dial-in number for international callers is (719) 457-2625. A replay of the call will be available for 7 days beginning approximately three hours after the conclusion of the call. The replay number for domestic callers is (888) 203-1112 using the pass code 9408433. The replay number for international callers is (719) 457-0820, also using the pass code 9408433. The call will also be webcast live through the Company’s website via the following link:
http://phx.corporate-ir.net/phoenix.zhtml?c=60494&p=irol-calendar
To listen to the live call, please go to the web site at least fifteen minutes early to register, download, and install any necessary audio software. For those who cannot listen to the live broadcast, a replay will be available shortly after the call.
About Neose
Neose is a biopharmaceutical company using its proprietary enzymatic technologies to develop improved drugs, focusing primarily on therapeutic proteins. Neose uses its GlycoAdvance® and GlycoPEGylation™ technologies to develop improved versions of drugs with proven safety and efficacy. Neose intends to apply its technologies to products it is developing on its own and to products it co-develops and co-owns with others. It also expects to make its technologies available, through strategic partnerships, to improve the products of other parties. Neose’s first two proprietary candidates are NE-180 (GlycoPEG-EPO), a long-acting version of erythropoietin, and GlycoPEG-GCSF, a long-acting version of granulocyte colony stimulating factor (G-CSF).

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Statements of Operations
(in thousands, except per share data)
(unaudited)

	Year		Three months
	ended December 31,		ended December 31,
	2005	2004	2005	2004
Revenue from collaborative agreements	$6,137	$5,070	$1,866	$1,478

Operating expenses:
Research and development	33,136	34,672	7,003	9,701
General and administrative	10,878	11,711	2,409	2,664
Restructuring charges	14,206	—	204	—

Total operating expenses	58,220	46,383	9,616	12,365

Operating loss	(52,083)	(41,313)	(7,750)	(10,887)

Other income	22	—	—	—
Interest income	1,536	652	399	221
Interest expense	(1,314)	(981)	(315)	(323)

Net loss	$(51,839)	$(41,642)	$(7,666)	$(10,989)

Basic and diluted net loss per share	$(1.64)	$(1.82)	$(0.23)	$(0.44)

Weighted-average shares outstanding used in computing basic and diluted net loss per share	31,590	22,898	32,782	24,717

NEOSE TECHNOLOGIES, INC.	Page 4
Condensed Balance Sheets
(in thousands)
(unaudited)

	December 31,
	2005	2004
Assets
Cash and cash equivalents	$37,738	$45,048
Accounts receivable	1,076	2,150
Prepaid expenses and other current assets	892	618

Total current assets	39,706	47,816

Property and equipment, net	24,708	41,133
Intangible and other assets, net	949	1,782

Total assets	$65,363	$90,731

Liabilities and Stockholders’ Equity
Current liabilities	$10,595	$11,897
Long-term debt and capital lease obligations	10,423	13,759
Deferred revenue, net of current portion	3,765	3,688
Other liabilities	463	533

Total liabilities	25,246	29,877

Stockholders’ equity	40,117	60,854

Total liabilities and stockholders’ equity	$65,363	$90,731

CONTACTS:
Neose Technologies, Inc.
A. Brian Davis
Sr. Vice President and Chief Financial Officer
(215) 315-9000
Barbara Krauter
Manager, Investor Relations
(215) 315-9004
For more information, please visit www.neose.com.
Neose “Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: Statements in this press release regarding our business that are not historical facts are “forward-looking statements” that involve risks and uncertainties. For a discussion of these risks and uncertainties, any of which could cause our actual results to differ from those contained in the forward-looking statement, see the section of Neose’s Annual Report on Form 10-K for the year ended December 31, 2004, entitled “Factors Affecting the Company’s Prospects” and discussions of potential risks and uncertainties in Neose’s subsequent filings with the SEC.
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